Exhibit 99.2

USASF Annual Meeting in Washington, D.C.
Reports on Progress toward Low Cost Clean Energy

Washington, D.C., November 29, 2012--USA Synthetic Fuel Corporation (OTCQB:USFC) (“USASF” or “the Company”) held its Annual Meeting of Stockholders in Washington, D.C. on November 28, 2012.  Chairman H. H. Graves pointed to a year of progress at USASF with major debt and equity investments from Canada and the U.S. totaling $68 million, enabling the Company’s keynote Lima Energy project to move forward with important milestones such as the acquisition of the 63 acre project site and a 50 year fuel supply representing 200 million BOE (barrels of oil equivalent).  The recent November 16th Lima Energy Technology Innovation Center groundbreaking event with about 200 attending was a celebration of public-private cooperation toward the goals of “Low Cost Clean Energy and Energy Independence for America.”

USASF’s third quarter financial report showed marked improvement as a result of the enabling capital from Canada.   The balance sheet now reflects $32 million in net equity, and positions the Company to move towards a national market listing.

The stockholders elected Harry H. Graves, Steven C. Vick, and Ernest K. Jacquet as directors to serve a one-year term, and ratified the appointment of KWCO, PC as the Company’s auditor for fiscal year 2012.

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  transportation fuel (diesel, jet, gasoline), pipeline quality synthetic natural gas (SNG), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The Company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel.  The Company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The Company owns or controls 1.2 Billion BOE in solid hydrocarbon energy assets.

Forward-Looking Statements
Statements that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, or similar terms, or variations.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in the company’s periodic reports.

Contact:

ICR, LLC
Theodore Lowen
ted.lowen@icrinc.com
646-277-1238